PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES POSITIVE PHASE 2B CLINICAL TRIAL RESULTS OF TH-302 IN PATIENTS WITH PANCREATIC CANCER

•	Primary endpoint of Progression Free Survival was met with hazard ratio of 0.61 (p = 0.005).
•	The combination therapy was well tolerated with a safety profile consistent with prior studies.

SOUTH SAN FRANCISCO, CA – February 21, 2012 -- Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced that its 214 patient randomized controlled Phase 2b clinical trial evaluating the efficacy and safety of two doses of the investigational agent TH-302 in combination with gemcitabine compared to gemcitabine alone in patients with first-line advanced pancreatic cancer achieved its primary endpoint, with a 63% improvement in progression free survival and a safety profile consistent with previous studies. "With the results of this trial, we are again very encouraged that TH-302 is conferring benefit to patients with aggressive and difficult to treat cancers," said Barry Selick, Ph.D., Chief Executive Officer of Threshold. "We look forward to its ongoing development with our partner Merck KGaA in this and other indications."

Clinical Trial Design

Study TH-CR-404 is a multi-center, randomized, controlled, dose-ranging, Phase 2b crossover clinical trial of TH-302 in combination with gemcitabine in patients with first line advanced pancreatic cancer. The primary endpoint of the trial is progression-free survival. The secondary endpoints are overall response rate, overall survival, change in CA19-9 as well as various other efficacy and safety parameters. Tumor response was evaluated at baseline and every eight weeks using RECIST. Patients for whom monotherapy with gemcitabine is considered standard therapy were eligible for the trial. Patients were randomized equally into one of three cohorts: TH-302 at a dose of 240 mg/m2 plus gemcitabine, TH-302 at a dose of 340 mg/m2 plus gemcitabine, or gemcitabine alone. Patients who successfully completed six cycles of treatment without evidence of significant treatment-related toxicity or progressive disease could continue to receive treatment. If a patient experienced cancer progression on gemcitabine alone, the patient could cross over into one of the TH-302 plus gemcitabine cohorts. The primary efficacy analysis was performed based upon 149 investigator-assessed PFS events and, per protocol, pooled data from the two gemcitabine plus TH-302 dose groups in comparison to gemcitabine alone.

Results

The median progression-free survival (PFS) was 5.6 months for patients treated with gemcitabine in combination with TH-302 at 240 mg/m2 and 340 mg/m2 compared to 3.6 months for patients treated with gemcitabine alone. The PFS hazard ratio comparing the TH-302 combination to gemcitabine alone was 0.61 (95% confidence interval: 0.43 – 0.87) which was highly statistically significant (p = 0.005). The response rate in the combination arms was 22% compared to 12% in the gemcitabine alone group. Results also demonstrated greater efficacy in the higher TH-302 dose group compared to the lower dose group.

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The combination was well tolerated with a safety profile that was consistent with our prior study of this combination regimen. As in that study, skin and mucosal toxicities related to TH-302 were dose dependent but not dose limiting. Further detailed information regarding the results of this trial will be presented at a future major medical conference.

"This study provides the proof of concept demonstration that TH-302 contributes to the efficacy of a known active agent and supports the rationale for combining TH-302, a hypoxia targeting agent, with other approved therapies," said Stew Kroll, Senior Vice President of Biostatistics and Clinical Operations of Threshold.

About Pancreatic Cancer
Pancreatic cancer is a malignant neoplasm of the pancreas with current treatment options including surgery, radiotherapy and chemotherapy. Gemcitabine as a single agent or in combination with other treatments is the most commonly used chemotherapeutic agent in patients with advanced pancreatic cancer. It is estimated that approximately 279,000 cases of pancreatic cancer were diagnosed worldwide in 2008. Pancreatic cancer is the fourth most common cause of cancer death both in the United States and internationally. The American Cancer Society estimates that 44,030 people were diagnosed with pancreatic cancer in the United States in 2011, and approximately 37,660 people died from the disease.

About TH-302
TH-302 is a hypoxia-targeted drug that is thought to be activated under tumor hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 550 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several ongoing clinical trials with TH-302 including, but not limited to, a Phase 3 trial of TH-302 in patients with first-line advanced soft tissue sarcoma (STS). This randomized, multi-center Phase 3 trial will investigate the use of TH-302 plus doxorubicin compared with doxorubicin alone. The primary efficacy endpoint is overall survival. The study is conducted under a Special Protocol Assessment with the U.S. Food and Drug Administration. It is being run in partnership with the Sarcoma Alliance for Research through Collaboration (SARC) and aims to enroll 450 patients with metastatic or locally advanced unresectable STS.

In Memorium

The results of this trial are dedicated to the memory of John G. Curd, MD, Threshold's former Chief Medical Officer who died unexpectedly on April 20, 2011. John played a key role in the design of this trial and deserves our recognition and thanks for his efforts on behalf of all patients living with cancer.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302's potential uses and benefits and current and planned clinical trials of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results), and Threshold's ability to raise additional capital to continue funding its operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities Exchange Commission on November 3, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529
www.thresholdpharm.com